UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 9, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     On January 9, 2007, SSAC, LLC, a third-tier subsidiary of Arcadia Resources, Inc., executed an agreement to sell all outstanding membership interests of Wellscripts, LLC to Wellscripts’ former sole member who had sold the membership interests to SSAC on June 30, 2006. Wellscripts, LLC, doing business as Wellscripts Pharmacy, is a fourth-tier subsidiary of Arcadia Resources, Inc. which provides prescription medication to residents of assisted living facilities in southern Florida. Closing of this transaction, which is subject to SSAC, LLC obtaining a Florida resident pharmacy permit, is anticipated to occur within approximately 45 days. Certain assets of Wellscripts, LLC will be transferred to SSAC, LLC prior to closing, and SSAC, LLC intends to evaluate the reorganization of the business. Wellscripts was served, on December 11, 2006, with a notice issued by the Florida Attorney General’s office, relative to the civil seizure of funds on December 1, 2006 held in three bank accounts, not to exceed approximately $347,000 in the aggregate. One of the three accounts identified is a Wellscripts’ account, and two accounts are alleged to be the property of Wellscripts’ former member. The notice relates to an alleged Medicaid program overpayment determination in the same approximate amount for the period December 1, 2004 through November 30, 2005, prior to the acquisition of Wellscripts by Arcadia’s third-tier subsidiary SSAC, LLC on June 30, 2006. The civil action does not allege involvement by Arcadia Resources, SSAC or any other companies owned by Arcadia Resources. Arcadia Resources learned of the Attorney General’s investigation and the conduct alleged by the Attorney General following the action. Since then, Arcadia Resources made interim personnel changes at Wellscripts, conducted an investigation which continues, and negotiated the sale agreement with Wellscripts’ former member. Arcadia Resources is cooperating with the Attorney General’s office.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ John E. Elliott, II
John E. Elliott, II

Its:	Chairman and Chief Executive Officer (Principal Executive Officer)

Dated: January 12, 2007